Exhibit 10.19

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 1st day of March, 2000, by and between LYDALL, INC., a Delaware corporation (the “Company”), and Bill W. Franks (the “Executive”).

W  I  T  N  E  S  S  E  T  H

WHEREAS, the Company and the Executive (the “Parties”) have agreed to enter into this agreement (the “Agreement) relating to the employment of the Executive by the Company and/or one of its subsidiaries;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Term of Employment; Termination of Prior Agreement.

(a) The Company and/or one of its subsidiaries agrees to continue to employ the Executive, and the Executive agrees to remain in the employment of the Company and/or one of its subsidiaries, in accordance with the terms and provisions of this Agreement.

(b) The Employment Period under this Agreement shall be the period commencing as of the date of this Agreement and ending on the date of termination of the Executive’s employment pursuant to Section 5, 6 or 7 below, whichever is applicable.

(c) Immediately upon the commencement of the Executive’s employment pursuant to the terms of this Agreement, that certain Agreement by and between the Executive and the Company dated as of February 1, 2000 shall terminate and shall be of no further force or effect.

2. Duties. It is the intention of the Parties that during the term of the Executive’s employment under this Agreement, the Executive will serve as Division President of a subsidiary of the Company or in such other senior management position as the Company shall determine. During the Employment Period, the Executive will devote his full business time and attention and best efforts to the affairs of the Company and its subsidiaries and his duties as Division President. The Executive will have such duties as are appropriate to his position as Division President, and will have such authority as required to enable the Executive to perform these duties. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the Board of Directors of the Company (the “Board”).

3. Compensation and Benefits.

3.1 Salary. During the Employment Period, the Company will pay the Executive a base salary at an initial annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000). The Company may, in its sole and absolute discretion, increase the Executive’s base salary in light of the Executive’s performance, inflation, changes in the cost of living and other factors deemed relevant by the Company. The Executive’s base salary may not be decreased during the term of this Agreement. The Chief Executive Officer of the Company shall meet with the Executive annually to review the Executive’s performance, objectives and compensation, including salary, bonus and stock options, and the Chief Executive Officer shall then meet with the Compensation and Stock Option Committee of the Board (the “Compensation Committee”) to discuss the same. If the Compensation Committee determines that any adjustments thereto are appropriate, such committee shall make a recommendation to the full Board and the Board shall make such adjustments, if any, as the Board deems appropriate and consistent with this Agreement. The Executive’s base salary will be paid in accordance with the standard practices for other corporate executives of the Company.

3.2 Bonuses. During the Employment Period, the Executive will be eligible to receive annually or otherwise such bonus awards, if any, as shall be determined by the Board in its sole and absolute discretion after receiving the recommendation of the Compensation Committee.

3.3 Benefit Programs. During the Employment Period, the Executive will be entitled to participate on substantially the same terms as other senior executives of the Company in all employee benefit plans and programs of the Company (subject to any restrictions or eligibility requirements under such plans and programs) from time to time in effect for the benefit of senior executives of the Company, including, but not limited to, pension and other retirement plans, profit sharing plans, stock incentive and annual incentive bonus plans, group life insurance, hospitalization and surgical and major medical coverages (excluding the Lydall, Inc. Executive Medical Plan), short-term and long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company.

3.4 Vacations and Holidays. During the Employment Period, the Executive will be entitled to vacation leave of five (5) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives. The Executive will be entitled to such holidays as are established by the Company for all employees.

3.5 Automobile. During the Employment Period, the Company will provide the Executive with an automobile in accordance with Company policy.

4. Business Expenses. The Executive will be entitled to prompt reimbursement for all reasonable, documented and necessary expenses incurred by the Executive in performing his services hereunder, provided the Executive properly accounts therefor in accordance with the policies and procedures established by the Company.

5. Termination of Employment by the Company.

5.1 Involuntary Termination by the Company Other Than For Permanent and Total Disability or Cause. The Company may terminate the Executive’s employment at any time other than (i) by reason of the Executive’s Permanent and Total Disability (as defined in Section 5.2) or (ii) for Cause (as defined in Section 5.3), by giving the Executive a written notice of termination at least 30 days before the date of termination (or such lesser notice period as the Executive may agree to). In the event of such a termination of employment pursuant to this Section 5.1, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 12 months following a “Change of Control” (as defined in Section 10), or (ii) the benefits described in Section 9 if such termination of employment occurs within 12 months following a “Change of Control” (as defined in Section 10).

5.2 Termination Due to Permanent and Total Disability. If the Executive incurs a Permanent and Total Disability, as defined below, the Company may terminate the Executive’s employment by giving the Executive written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive’s employment because of Permanent and Total Disability, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3.1 through the date which is twelve months following the date of such termination of employment, reduced by any amounts paid to the Executive under any disability program maintained by the Company, such base salary to be paid at the normal time for the payment of such base salary, (ii) a bonus for the year of termination of employment and for the next succeeding year (to be paid at the normal time for payment of such bonuses) in an amount equal to the average of the three highest annual bonuses earned by the Executive under the Company’s annual incentive bonus plan for any of the five calendar years preceding the calendar year of his termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid; (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iv) any reimbursement amounts owing under Section 4. In addition, if the Executive elects to continue coverage under the Company’s health plan pursuant to COBRA, the Com-

pany for a period of twelve months following termination of the Executive’s employment by reason of Permanent and Total Disability will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. For the period of twelve months following the termination of the Executive’s employment by reason of Permanent and Total Disability, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that senior executives of the Company generally are required to pay for such coverage, if any. For purposes of this Agreement, the Executive shall be considered to have incurred a Permanent and Total Disability if and only if the Executive has incurred a disability entitling the Executive to disability benefits under the Company’s long-term disability plan.

5.3 Termination for Cause. The Company may terminate the Executive’s employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud on the part of the Executive resulting or intended to result directly or indirectly in substantial gain or personal enrichment to which the Executive was not legally entitled at the expense of the Company or any of its subsidiaries; (ii) a willful material breach by the Executive of his duties or responsibilities under this Agreement resulting in demonstrably material injury to the Company or any of its subsidiaries; (iii) the Executive’s conviction of a felony or any crime involving moral turpitude, (iv) habitual neglect or insubordination (defined as refusal to execute or carry out directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such neglect or insubordination and the Executive has failed to cure such conduct, where susceptible to cure, within thirty days following such notice, or (v) a material breach by the Executive of any of his obligations under the Lydall Employee Agreement executed by the Executive and attached hereto as Exhibit A. The Company shall exercise its right to terminate the Executive’s employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive’s employment for Cause, the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid and at the normal time for payment of such compensation and benefits and (iii) any reimbursement amounts owing under Section 4.

6. Termination of Employment by the Executive.

(a) Good Reason. The Executive may terminate his employment for Good Reason by giving the Company a written notice of termination at least 30 days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive’s termination of his employment for Good Reason, the Executive shall be entitled to receive (i) the benefits described in Section 8 if such termination of employment does not occur within 12 months following a “Change of Control” (as defined in Section 10), or (ii) the benefits described in Section 9 if such termination of employment occurs within 12 months following a “Change of Control” (as defined in Section 10). For purposes of this Agreement, Good Reason shall mean (i) a significant reduction in the scope of the Executive’s authority, functions, duties or responsibilities from that which is contemplated by this Agreement, (ii) any reduction in the Executive’s base salary, (iii) a significant reduction in the employee benefits provided to the Executive (excluding the Lydall, Inc. Executive Medical Plan) other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company, or (iv) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive’s obligations hereunder or under the Lydall Employee Agreement which breach is not cured within thirty days following written notice thereof to the Company of such breach. In addition, in the case of a termination of employment within 12 months following a “Change of Control” (as defined in Section 10), Good Reason shall also include the relocation of the Executive’s office location to a location more than 50 miles away from the Executive’s then current principal place of employment. If an event constituting a ground for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within 90 days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason in connection with such event (but not for any other event for which the 90-day period has not expired).

(b) Other. The Executive may terminate his employment at any time and for any reason, other than pursuant to subsection (a) above, by giving the Company a written notice of termination to that effect at least 30 days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company following receipt of such notice from the Executive may elect to have the Executive’s employment terminate immediately following its receipt of such notice. In the event of the Executive’s termination of his employment pursuant to this subsection (b), the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of vacation time earned but not taken for the year of termination of employment, such base salary to be paid at the normal time for payment of such base salary, (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iii) any reimbursement amounts owing under Section 4.

7. Termination of Employment By Death. In the event of the death of the Executive during the course of his employment hereunder, the Executive’s estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive (i) the Executive’s base salary pursuant to Section 3.1 earned through the date of the Executive’s death plus the Executive’s base salary for the period of vacation time earned but not taken for the year of the Executive’s death, such base salary to be paid at the normal time for payment of such base salary, (ii) a bonus for the year of the Executive’s death (to be paid within 90 days after the Executive’s death) in an amount equal to a pro rata portion of the average of the three highest annual bonuses earned by the Executive under the Company’s annual incentive bonus plan for any of the five calendar years preceding the calendar year of the Executive’s death (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid and with the pro rata portion being determined by dividing the number of days of the Executive’s employment during such calendar year up to his death by 365 (366 if a leap year), (iii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, and (iv) any reimbursement amounts owing under Section 4. In addition, in the event of such death, the Executive’s beneficiaries shall receive any death benefits owed to them under the Company’s employee benefit plans. If the Executive’s spouse and/or dependent children elect to continue coverage under the Company’s health plan following the Executive’s death pursuant to COBRA, the Company for a period of 12 months following the Executive’s death will pay the same percentage of the premium for COBRA coverage for the Executive’s spouse and/or dependent children, as applicable, as the Company would have paid in respect of the Executive’s coverage under such plan if the Executive had continued in employment with the Company for such period.

8. Benefits Upon Termination Without Cause or For Good Reason (No Change of Control). If (a) the Executive’s employment hereunder shall terminate (i) because of termination by the Company other than for Cause or Permanent and Total Disability pursuant to Section 5.1, or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a), and (b) such termination of employment does not occur within 12 months following a “Change of Control” of the Company (as defined in Section 10), the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

(c) The Company shall pay to the Executive in equal installments spread over the period of 12 months beginning on the date of the Executive’s termination of employment an amount equal in the aggregate to the sum of (i) the Executive’s annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his annual bonuses earned under the Company’s annual incentive bonus plan for the three calendar years preceding his termination of employment (or, if the Executive was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such installments shall be paid at the times that salary payments are normally made by the Company.

(d) If the Executive elects to continue coverage under the Company’s health plan pursuant to COBRA, then for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive commences substantially full-time employment as an employee of an employer that offers health benefits, the Company will pay the same percentage of the Executive’s premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid at the applicable time for coverage under such plan for actively employed senior executives generally. In addition, for the period beginning on the date of the Executive’s termination of employment and ending on the earlier of (i) the date which is 12 months after the date of such termination of employment or (ii) the date on which the Executive commences substantially full-time employment as an employee of an employer that offers life insurance benefits, the Company will continue to provide the life insurance benefits that the Company would have provided to the Executive if the Executive had continued in employment with the Company for such period, but only if the Executive timely pays the portion of the premium for such coverage that senior executives of the Company generally are required to pay for such coverage, if any. The Executive shall notify the Company promptly if he, while eligible for benefits under this subsection (d), commences substantially full-

time employment as an employee of an employer that offers health and/or life insurance benefits.

(e) The Company will provide the Executive with outplacement services selected by the Executive, at the Company’s expense not to exceed $10,000.

9. Benefits Upon Termination Without Cause or For Good Reason (Change of Control). If (a) the Executive’s employment hereunder shall terminate (i) because of termination by the Company other than for Cause or Permanent and Total Disability pursuant to Section 5.1, or (ii) because of termination by the Employee for Good Reason pursuant to Section 6(a), and (b) such termination of employment occurs within 12 months following a “Change of Control” of the Company (as defined in Section 10), the Executive shall be entitled to the following:

(a) The Company shall pay to the Executive his base salary pursuant to Section 3.1 earned through the date of such termination of employment and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the date of such termination of employment, such base salary, compensation and benefits to be paid at the normal time for payment of such base salary, compensation and benefits.

(b) The Company shall pay the Executive any reimbursement amounts owing under Section 4.

(c) The Company shall pay to the Executive as a severance benefit an amount equal to two (2) times the sum of (i) his annual rate of base salary immediately preceding his termination of employment, and (ii) the average of his three highest annual bonuses earned under the Company’s annual incentive bonus plan for any of the five calendar years preceding his termination of employment (or, if the Executive was not eligible for a bonus for at least three calendar years in such five-year period, then the average of such bonuses for all of the calendar years in such five-year period for which the Executive was eligible), with any deferred bonuses counting for the year earned rather than the year paid. Such severance benefit shall be paid in a lump sum within 30 days after the date of such termination of employment.

(d) The Company shall pay to the Executive as a bonus for the year of termination of his employment an amount equal to a portion (determined as provided in the next sentence) of the Executive’s maximum bonus opportunity under the Company’s annual incentive bonus plan for the calendar year of termination of the Executive’s employment or, if none, such portion of the bonus awarded to the Executive under the Company’s annual incentive bonus plan for the calendar year immediately preceding the calendar year of the termination of his employment, with deferred bonuses counting for the year earned rather than the year paid. Such portion shall be determined by dividing the number of days of the Executive’s employment during such calendar year up to his termination of employment by 365 (366 if a leap year). Such payment shall be made in a lump sum within 30 days after the date of such termination of employment, and the Executive shall have no right to any further bonuses under said plan.

(e) During the period of 24 months beginning on the date of the Executive’s termination of employment, the Executive (and, if applicable, the Executive’s spouse and dependent children) shall remain covered by the medical, dental, life insurance, and, if reasonably commercially available through nationally reputable insurance carriers, long-term disability plans of the Company that covered the Executive immediately prior to his termination of employment as if the Executive had remained in employment for such period; provided, however, that the coverage under any such plan is conditioned on the timely payment by the Executive (or his spouse or dependent children) of the portion of the premium for such coverage that actively employed senior executives with the Company generally are required to pay for such coverage. In the event that the Executive’s participation in any such plan is barred, the Company shall arrange to provide the Executive (and, if applicable, his spouse and dependent children) with substantially similar benefits (but, in the case of long-term disability benefits, only if reasonably commercially available).

(f) The Company shall supplement the benefits payable in respect of the Executive under the Company’s Pension Plan and Supplemental Executive Retirement Plan (and any successor plans thereto) (collectively, the “Pension Plans”) by paying the difference between (i) the benefits that the Executive would have been entitled to receive under the Pension Plans if he had been credited with two additional years of service (but no additional years of age) for purposes of the benefit accrual formula under the Pension Plans as of the date of termination of the Executive’s employment and (ii) the benefits that the Executive is entitled to receive under the Pension Plans determined without regard to this subsection (f). Such benefits shall be payable in the same form and at the same time as the benefits under the respective Pension Plans.

(g) Each stock option granted by the Company to the Executive and outstanding immediately prior to termination of his employment shall be fully vested and immediately exercisable and may be exercised by the Executive (or, following his death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of his employment). Each restricted stock award granted by the Company to the Executive and outstanding immediately prior to termination of the Executive’s employment shall be fully vested upon such termination of employment.

(h) The Company will pay the Executive a car allowance of $500 per month for 24 months following termination of the Executive’s employment to replace the Company-leased automobile, which leased automobile will be returned to the Company by the Executive on the date of termination of the Executive’s employment.

(i) The Company will provide the Executive with out-placement services selected by the Executive, at the Company’s expense not to exceed $10,000.

(j) The Company shall promptly pay all reasonable attorneys’ fees and related expenses incurred by the Executive in seeking to obtain or enforce any right or benefit under this Agreement or to defend against any claim or assertion in connection with this Agreement, but only to the extent the Executive substantially prevails.

10. Change of Control. For the purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if (a) any person or persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a “Current Director” shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) the shareholders of the Company approve (i) a plan of complete liquidation of the Company or (ii) an agreement providing for the merger or consolidation of the Company other than a merger or consolidation in which (x) the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or (d) the shareholders of the Company approve an agreement (or agreements) providing for the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

11. Golden Parachute Excise Tax.

(a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program or arrangement of the

Company or any of its affiliates would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an “excess parachute payment” within the meaning of Section 280G of the Code; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction. If, as a result of subsequent events or conditions (including a subsequent payment or absence of a subsequent payment under this Agreement or other plan, program or arrangement of the Company or any of its affiliates), it is determined that payments under this Agreement have been reduced by more than the minimum amount required to prevent any payments from constituting an “excess parachute payment”, then an additional payment shall be promptly made to the Executive in an amount equal to the additional amount that can be paid without causing any payment to constitute an excess parachute payment.

(b) All determinations required to be made under this Section 11 shall be made by a nationally recognized independent accounting firm mutually agreeable to the Company and the Executive (the “Accounting Firm”) which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company and shall be paid by the Company upon demand of the Executive as incurred or billed by the Accounting Firm. All determinations made by the Accounting Firm pursuant to this Section 11 shall be final and binding upon the Company and the Executive.

(c) To the extent any payment or benefit is to be reduced pursuant to this Section 11, the severance payment described in Section 8(c) or 9(c) will first be reduced, then the bonus described in Section 9(d), and then the supplemental pension benefits described in Section 9(f), in each case only to the extent necessary.

12. Entitlement to Other Benefits. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents or beneficiaries may have pursuant to any other plan or program of the Company.

13. Indemnification. The parties agree to execute a separate Indemnification Agreement in the form attached as Exhibit B.

14. General Provisions.

14.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment, and no amount, payment or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.

14.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

14.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and may be personally served or may be faxed with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Lydall, Inc. P.O. Box 151 One Colonial Road Manchester, CT 06045-0151 Attn: Chief Executive Officer

To the Executive:	Bill W. Franks 103 Southpond Road South Glastonbury, CT 06073

or such other address as such party shall have specified most recently by written notice. Notice mailed as provided herein shall be deemed given on the fifth business day following the date so mailed or on the date of actual receipt, whichever is earlier.

14.4 No Disparagement. The Executive shall not during the period of his employment with the Company, nor during the two-year period beginning on the date of termination of his employment for any reason, disparage the Company or any of its subsidiaries or affiliates or any of their shareholders, directors, officers, employees or agents. The Executive agrees that the terms of this Section 14.4 shall survive the term of this Agreement and the termination of the Executive’s employment.

14.5 Proprietary Information and Inventions. The Lydall Employee Agreement previously executed by the Executive and attached hereto as Exhibit A is incorporated by reference in this Agreement, and the Executive agrees to continue to be bound thereby.

14.6 Covenant to Notify Management. The Executive agrees to abide by the ethics policies of the Company as well as the Company’s other rules, regulations, policies and procedures. The Executive agrees to comply in full with all governmental laws and regulations as well as ethics codes applicable. In the event that the Executive is aware or suspects the Company, or any of its officers or agents, of violating any such laws, ethics, codes, rules, regulations, policies or procedures, the Executive agrees to bring all such actual and suspected violations to the attention of the Company immediately so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded from filing a complaint with any governmental agency or court having jurisdiction over wrongful conduct unless the Executive has first notified the Company of the facts and permits it to investigate and correct the concerns.

14.7 Amendments and Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14.8 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by a) the Company’s successors and assigns and b) the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.

14.9 Successors. The Company will require any successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

14.10 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 14.10, the Company may assign or delegate its rights, duties and obligations hereunder to any affiliate or to any person or entity which succeeds to all or substantially all of the business of the Company or one of its subsidiaries through merger, consolation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company or one of its subsidiaries.

14.11 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut.

14.12 Statute of Limitations. The Executive and the Company hereby agree that there shall be a one year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive’s employment by the Company. If such a claim is filed more than one year subsequent to the Executive’s last day of employment it shall be precluded by this provision, regardless of whether or not the claim has accrued at that time.

14.13 Right to Injunctive and Equitable Relief. The Executive’s obligations under Section 14.4 are of a special and unique character, which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, the Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 14.4 and this Section 14.13 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law.

14.14 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.15 Entire Agreement. This Agreement, along with the Lydall Employee Agreement and the Indemnification Agreement by and between the Executive and the Company, constitutes the entire agreement of the Parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof. This Agreement may not be changed orally and may only be modified in writing signed by both Parties. This Agreement, along with the Lydall Employee Agreement and the Indemnification Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, along with the Lydall Employee Agreement and the Indemnification Agreement, constitutes the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial proceeding involving such agreements.

14.16 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his hand as of the day and year first above written.

LYDALL, INC.

By:	/s/ Christopher R. Skomorowski	March 1, 2000
	Christopher R. Skomorowski President and Chief Executive Officer	Date

	/s/ Bill W. Franks, Jr.	March 1, 2000
	Bill W. Franks, Jr.	Date

Exhibit 10.19

EXHIBIT B

INDEMNIFICATION AGREEMENT

This Agreement, made and entered into this 1st day of March, 2000 (“Agreement”), by and between Lydall, Inc., a Delaware corporation (“Company”), and Bill W. Franks (“Indemnitee”):

WHEREAS, highly competent persons are becoming more reluctant to serve publicly-held corporations as directors or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation; and

WHEREAS, the current impracticability of obtaining adequate insurance and the uncertainties relating to indemnification have increased the difficulty of attracting and retaining such persons;

WHEREAS, the Board of Directors of the Company has determined that the inability to attract and retain such persons is detrimental to the best interests of the Company’s stockholders and that the Company should act to assure such persons that there will be increased certainty of such protection in the future; and

WHEREAS, it is reasonable, prudent and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and

WHEREAS, Indemnitee is willing to serve, continue to serve and to take on additional service for or on behalf of the Company on the condition that he be so indemnified;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

Section 1. Services by Indemnitee. Indemnitee agrees to serve (as a director, officer, employee, agent of the Company) (at the request of the Company, as a director, officer, employee, agent, fiduciary of another corporation, partnership, joint venture, trust employee benefit plan or other enterprise. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position.

Section 2. Indemnification – General. The Company shall indemnify, and advance Expenses (as hereinafter defined) to, Indemnitee (a) as provided in this Agreement and (b) to the fullest extent permitted by applicable law in effect on the date hereof and as amended from time to time. The rights of Indemnitee provided under the preceding sentence shall include, but shall not be limited to, the rights set forth in the other Sections of this Agreement.

Section 3. Proceedings Other than Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 3 if, by reason of his Corporate Status (as hereinafter defined), he is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding (as hereinafter defined), other than a Proceeding by or in the right of the Company. Pursuant to this Section 3, Indemnitee shall be indemnified against all expenses, judgements, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if he acted in good faith and in a manner be reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal Proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 4. Proceedings by or in the Right of the Company. Indemnitee shall be entitled to the rights of indemnification provided in this Section 4 if, by reason of his Corporate Status, he is, or is threatened to be made, a party to any threatened, pending or completed Proceeding brought by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware, or the court in which such Proceeding shall have been brought or is pending, shall determine that such indemnification may be made.

Section 5. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a party to and is successful, on the merits or otherwise, in any Proceeding, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all expenses actually and reasonably incurred by him or on his behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 6. Indemnification for Expenses of a Witness. Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

Section 7. Advancement of Expenses. The Company shall advance all reasonable Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding within ten days after the receipt by the Company of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by an undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses.

Section 8. Procedures for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification. The Secretary of the Company shell, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 8(a) hereof, a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case; (i)if a Change in Control (as hereinafter defined) shall be made in the Independent Counsel (as hereinafter defined) in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee; or (ii) if a Change of Control shall not have occurred, (A) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors (as hereinafter defined), or (B) if a quorum of the Board of Directors consisting of Disinterested Directors is not obtainable or, even if obtainable, such quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to Indemnitee or (C) if so directed by the Board of Directors, by the stockholders of the Company; and, if it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with this person, persons or entity making such determination shall be borne by the Company (Irrespective of the determination as to Indemnitee’s entitlement to indemnification) and the Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 8(b) hereof, the Independent Counsel shall be selected as provided in this Section 8(c). If a Change of Control shall not have occurred, the Independent Counsel shall be selected by the Board of Directors, and the Company shall give written notice to Indemnitee advising him of the identity of the Independent Counsel so selected. If a Change of Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Board of Directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within 10 days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 17 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after submission by Indemnitee of a written request for indemnification pursuant to Section 8(a) hereof, no Independent Counsel shall have been selected and not objected to, either the Company or Indemnitee may petition the Court of Chancery of the State of Delaware or other court of competent jurisdiction for resolution of any objection which shall have been made the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the Court of by such other person as the Court shall designate, and the person with respect to whom all objections are so resolved or the person so appreciated shall act as Independent Counsel under Section 8(b) hereof. The Company shall pay any and all reasonable fees and expenses of Independent Counsel incurred by such Independent Counsel in connection with acting pursuant to Section 8(b) hereof, and the Company shall pay all reasonable fees and expenses incident to the procedures of this Section 8(c), regardless of the manner in which such Independent Counsel was selected or appointed. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 10(a)(iii) of this Agreement, Independent Counsel shall be discharged and relived of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

Section 9. Presumptions and Effect of Certain Proceedings.

(a) If a Change of Control shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 8(a) of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

(b) The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement of conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

Section 10. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 8 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 7 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 8(b) of this Agreement within 90 days after receipt by the Company of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 5 or 6 of this Agreement within ten (10) days after receipt by the Company of a written request therefor, or (v) payment of indemnification is not made within 10 (10) days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the State of Delaware, or in any other court of competent jurisdiction, of his entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the data on which Indemnitee first has the right to commence such proceeding pursuant to this Section 10(a);

provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his rights under Section 5 of this Agreement.

(b) In the event that a determination shall have been made pursuant to Section 8(b) of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 10 shall be conducted in all respects as a de novo trial, or arbitration, on the merits and Indemnitee shall not be prejudiced by reason of that adverse determination. If a Change of Control shall have occurred, in any judicial proceeding or arbitration commenced pursuant to this Section 10 the Company shall have the burden of proving that Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) If a determination shall have been made pursuant to Section 8(b) of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 10, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) In the event that Indemnitee, pursuant to this Section 10, seeks a judicial adjudication of or an award in arbitration to enforce his rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Company, and shall be indemnified by the Company against, any and all expenses (of the types described in the definition of Expenses in Section 17 of this Agreement) actually and reasonably incurred by him in such judicial adjudication or arbitration, but only if he prevails therein. If it shall be determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated.

Section 11. Non-Exclusivity; Survival of Rights; Insurance; Subrogation.

(a) The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee in his Corporate Status prior to such amendment, alteration or repeal.

(b) To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies.

(c) In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnities, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(d) The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extend that Indemnities has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 12. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a)10 years after the date that Indemnities shall have ceased to serve as a director, officer, employee, or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which Indemnitee served at the request of the Company; or (b) the final termination of any Proceeding then pending in respect of which Indemnitee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 10 of this Agreement relating thereto. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Indemnitee and his heirs, executors and administrators.

Section 13. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed to as to give effect to the intent manifested thereby.

Section 14. Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee, or any claim therein prior to a Change in Control, unless the bringing of such Proceeding or making of such claim shall have been approved by the Board of Directors.

Section 15. Identical Counterparts. This agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 16. Headings. The headings of the paragraphs of this Agreement re inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 17. Definitions. (a) The phrase “Change of Control,” as used in this Agreement, shall mean i) an acquisition of the Company by means of a merger or consolidation or purchase of substantially all of its assets if and when incident thereto (A) the composition of the Board of Directors of the Company (the “Board”) or its successor changes so that a majority of the Board is not comprised of individuals who were members of the board immediately prior to such merger, consolidation or purchase of assets or (B) the stockholders of the Company acquire a right to receive, in exchange for or upon surrender a majority of their stock, cash or other securities or a combination of the two; and/or ii) the acquisition by a person (as that term is hereafter defined) of the voting rights with respect to 25 percent or more of the outstanding Common Stock of the Company if such person was not an officer of director of the Company on the date of this Agreement; and/or iii) the election or appointment to the Board of any director or directors whose appointment or election or nomination for election was not approved by a vote of at least a majority of the directors then still in office who were either directors on the date hereof or whose election, appointment or nomination for election was previously so approved.

(b) “Corporate Status” describes the status of a person who is or was a director, officer, employee or agent of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Company.

(c) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(d) “Effective Date” means March 1, 2000.

(e) “Expenses” shall include all reasonable attorney’s fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding.

(f) “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or Indemnitee in any matter material to either such party, or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(g) “Proceeding” includes any action, suite, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative, or investigative, except one (i) initiated by an Indemnitee pursuant to Section 10 of this Agreement to enforce his rights under this Agreement or (ii) pending on or before the Effective Date.

Section 18. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 19. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder.

Section 20. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(a)	If to Indemnitee, to:
Bill W. Franks
103 Southpond Road
South Glastonbury, CT 06073

(b)	If to the Company to:
Mary Tremblay
General Counsel and Secretary
Lydall, Inc.
P.O. Box 151
One Colonial Road
Manchester, CT 06045-0151

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.

Section 21. Governing Law. The parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

Section 22. Miscellaneous. Use of the masculine pronoun shall be deemed to include usage of the feminine pronoun where appropriate.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written.

ATTEST:		LYDALL, INC.,

	By	/s/ Christopher R. Skomorowski

Christopher R. Skomorowski President and Chief Executive Officer

By:	/s/ Bill W. Franks, Jr.

INDEMNITEE

Bill W. Franks 103 Southpond Road South Glastonbury, CT 06073

AMENDMENT TO EMPLOYMENT AGREEMENT

BETWEEN LYDALL, INC. AND BILL FRANKS

Dated March 1, 2000

This is an Amendment of the Employment Agreement between Lydall, Inc. and Bill Franks dated March 1, 2000. This Amendment is made in consideration of the mutual agreements and promises hereinafter set forth and for other good and valuable consideration.

All provisions of the Employment Agreement are reaffirmed and will remain in full force and effect except that the following new section shall be added as noted:

9.	Benefits Upon Termination Without Cause or For Good Reason (Change of Control).

(h) The Company will pay the Executive a car allowance, in an amount equal to Executive’s monthly lease allowance at the time of termination, per month for 24 months following termination of the Executive’s employment to replace the Company-leased automobile, which leased automobile will be returned to the Company by the Executive on the date of termination of the Executive’s employment.

This amendment will be effective as of August 1, 2000.

IN WITNESS WHEREOF, Lydall, Inc. and Bill Franks have caused this Amendment to the Agreement to be executed in duplicate.

LYDALL, INC.

By	/s/ Walter A. Ruschmeyer	/s/ Bill W. Franks, Jr.

	Walter A. Ruschmeyer Executive Vice President — Finance and Administration, Chief Financial Officer	Bill Franks